Exhibit 15.1

MAPLES AND CALDER

Our ref       JAB/605073/435063/v3

Your ref

Vimicro International Corporation 15/F Shining Tower No.35 Xueyuan Road Haidian District Beijing 100083 People’s Republic of China	Direct: +852 2971 3031 Mobile: +852 9260 2031 Email: anny.leung@maplesandcalder.com

17 July 2006

Dear Sirs

Vimicro International Corporation

We consent to the reference, if any, to our firm under the heading “Item 10. Additional Information – E. Taxation” in Vimicro International Corporation’s Annual Report on Form 20-F for the year ended December 31, 2005, which will be filed with the Securities and Exchange Commission in the month of July 2006.

Yours faithfully

/s/ MAPLES AND CALDER
MAPLES and CALDER